As filed with the Securities and Exchange Commission on April 3, 2009.

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

_________________________

BANCTRUST FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Alabama	63-0909434
(State or other jurisdiction of	(I.R.S. Employer Identification Number)
incorporation or organization)

_________________________

AMENDED AND RESTATED DIRECTORS

DEFERRED COMPENSATION PLAN

(Full Title of Plan)

100 St. Joseph Street

Mobile, Alabama 36602

(251) 431-7800

_________________________

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

F. Michael Johnson

Secretary and Chief Financial Officer

BancTrust Financial Group, Inc.

100 St. Joseph Street

Mobile, Alabama 36602

(251) 431-7800

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies of all communications to:

Brooks P. Milling, Esq.

Hand Arendall LLC

P. O. Box 123

Mobile, Alabama 36601

(251) 432-5511

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting Company	☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered (1)	Proposed maximum aggregate offering price	Amount of registration fee(2)
Common Stock ($0.01 par value)	500,000	$3,302,500	$184.28

(1)

The shares of common stock set forth in the Calculation of Registration Fee table and which may be offered pursuant to this Registration Statement include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of the Registrant’s common stock as may be offered or issued as a result of any stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based on the average of the high and low per share market price of the Registrant’s common stock on March 30, 2009 as reported on the Nasdaq Global Select Market.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Information by Reference

The documents listed below are incorporated by reference in this registration statement. All documents subsequently filed by BancTrust Financial Group, Inc. (“BancTrust”) pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities and Exchange Act of 1934 prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities in this registration statement shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents.

(a) Our Annual Report on Form 10-K for the year ended December 31, 2008;

(b) The description of our common stock set forth in our registration statement filed February 27, 1987 on Form 8-A (SEC File No. 0-15423) and any amendment or report filed for the purpose of updating such description.

The consolidated statement of condition as of December 31, 2008, and the related consolidated statement of income, shareholders’ equity and cash flow for the year ended December 31, 2008 and Dixon Hughes PLLC’s report as to the effectiveness of our internal control over financial reporting as of December 31, 2008 included in our Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated by reference herein, have been incorporated herein in reliance upon the reports of Dixon Hughes PLLC, independent registered public accounting firm. The consolidated statement of condition as of December 31, 2007 and the related consolidated statement of income, shareholders’ equity and cash flow for the years 2007 and 2006 included in our Annual Report on Form 10-K for the year ended December 31, 2008, and incorporated by reference herein, have been incorporated herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm. Effective May 7, 2008, the client-auditor relationship between BancTrust Financial Group, Inc. and KPMG LLP ceased.

Item 5. Interests of Named Experts and Counsel.

The legality and validity of the securities offered from time to time under this registration statement will be passed upon by Hand Arendall LLC, Mobile, Alabama. Hand Arendall attorneys own beneficially approximately 230,000 shares of the outstanding BancTrust common stock, and Stephen G. Crawford, a member of Hand Arendall LLC, is a director of BancTrust.

Item 6. Indemnification of Directors and Officers

Consistent with Division E of Article 8 of the Alabama Business Corporation Act (the "ABCA"), Article 11 of BancTrust's Articles of Incorporation ("Article 11") provides that BancTrust will indemnify its directors and officers against reasonable expenses, judgments, fines and amounts paid in settlement in connection with any claim, action, suit or proceeding based on such person's status as a director or officer of the corporation, provided such person acted in good faith and in a manner reasonably believed to be in or, if not acting in such person's official capacity, not opposed to the best interests of BancTrust. With respect to a criminal action or proceeding, the director or officer must also have had no reasonable cause to believe his conduct was unlawful. No indemnification shall be made in the case of an action by or in the right of the corporation against a director or officer where the director or officer has been adjudged to be liable to BancTrust, unless and only to the extent that the court in which such action or suit was brought or another court of competent jurisdiction shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.

Under Article 11, BancTrust may advance expenses in defending a civil or criminal claim, action, suit or proceeding to a director or officer seeking indemnification, provided such director or officer provides a written affirmation of a good faith belief that he or she has met the standard of conduct required under Article 11, and provided that such director or officer provides an undertaking as an unlimited general obligation by or on behalf of the director or officer to repay such amount if and to the extent that it shall be ultimately determined that he or she is not entitled to be indemnified by BancTrust. Furthermore, those responsible for making the determination of whether or not indemnification is proper must determine that the facts then known to them would not preclude indemnification under Article 11.

Under Article 11, BancTrust may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of BancTrust, or is or was serving at the request of BancTrust as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by him or her in any such capacity or arising out of his status as such, whether or not BancTrust had the power to indemnify such person against such liability under the provisions of Article 11.

Pursuant to a policy of liability insurance with St. Paul Mercury Insurance Company having a $15,000,000 directors' and officers' liability limit per year, the directors and officers of BancTrust are insured, subject to the limits, retentions, exceptions and other terms and conditions of the policy, against liability for any actual or alleged error, omission, act, misstatement, misleading statement or breach of duty actually or allegedly committed or attempted by a director or officer, or any matter claimed against a director or officer solely by reason of such person being a director or officer of BancTrust. The policy also has a $5,000,000 Trust Errors and Omissions limit per year, wherein directors and officers are indemnified for any actual or alleged error, omission, act or breach of duty while acting solely in the capacity of (among other things) personal representative of an estate, trustee, conservator, attorney in fact, escrow agent, registrar, tax withholding agent, trustee under bond indenture, fiduciary under an employee benefit plan or trust or a trustee exercising any fiduciary powers permitted by law.

Item 8. Exhibits

Exhibit Number	Description
3.1	Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.6 to our annual report on form 10-K filed on March 31, 2003)

3.2	Amendment to Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to our current report on form 8-K filed on October 3, 2008)

3.3	Amendment to Amended and Restated Articles of Incorporation (incorporated by reference to Exhibit 3.1 to our current report on form 8-K filed on December 23, 2008)

3.4	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to our current report on form 8-K filed on December 21, 2007)

4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.4 to our annual report on form 10-K filed on March 31, 1997)

4.2	Amended and Restated Director Deferred Compensation Plan (incorporated by reference to Exhibit 10.11 to our current report on form 8-K filed on December 23, 2008)

4.3	Amended and Restated Deferred Stock Trust Agreement for Directors of BancTrust incorporated by reference to Exhibit 10.11 to our current report on form 8-K filed on December 23, 2008)

5.1	Opinion of Hand Arendall LLC regarding the legality of the securities

23.1	Consent of KPMG LLP

23.2	Consent of Hand Arendall LLC (included in Exhibit 5.1)

23.3	Consent of Dixon Hughes PLLC

24.1	Power of Attorney (set forth on the Signature Page in Part II of this registration statement)

Item 9. Undertakings

A.	Rule 415 Offering

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.	Filings Incorporating Subsequent Exchange Act Documents By Reference

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

H.	Request for Acceleration of Effective Date or Filing of Registration Statement on Form S-8

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mobile, State of Alabama, on April 3, 2009.

BANCTRUST FINANCIAL GROUP, INC.

By:	/s/ W. Bibb Lamar, Jr.
W. Bibb Lamar, Jr.
President and Chief Executive Officer

POWER OF ATTORNEY

          By so signing, each of the undersigned, in his capacity as a director or officer, or both, as the case may be, of BancTrust Financial Group, Inc., does hereby appoint F. Michael Johnson and W. Bibb Lamar, Jr., and each of them severally, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name, place and stead, in his capacity as a director or officer, or both, as the case may be, of BancTrust, any and all amendments to this registration statement and post-effective amendments thereto and all instruments necessary or incidental in connection therewith, including any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same with the Securities and Exchange Commission. Each of said attorneys-in-fact and agents shall have full power and authority to do and perform in the name and on behalf of each of the undersigned, in any and all capacities, every act whatsoever requisite or necessary to be done in the premises as fully, and for all intents and purposes, as each of the undersigned might or could do in person, the undersigned hereby ratifying and approving the acts of said attorneys-in-fact and each of them and their substitutes lawfully done or caused to be done by virtue of this power of attorney.

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated as of April 3, 2009.

Signatures	Title

/s/ W. Bibb Lamar, Jr.	President and Chief Executive Officer
W. Bibb Lamar, Jr.

/s/ F. Michael Johnson	Chief Financial Officer and Secretary
F. Michael Johnson

/s/ Tracy T. Conerly	Director
Tracy T. Conerly

/s/ Stephen G. Crawford	Director
Stephen G. Crawford

/s/ David C. De Laney	Director
David C. De Laney

Director
Robert M. Dixon, Jr.

Director
James A. Faulkner

Director
Broox G. Garrett, Jr.

Director
W. Dwight Harrigan

/s/ Clifton C. Inge, Jr.	Director
Clifton C. Inge, Jr.

/s/ W. Bibb Lamar, Jr.	Director
W. Bibb Lamar, Jr.

/s/ John H. Lewis, Jr.	Director
John H. Lewis, Jr.

/s/ Harris V. Morrissette	Director
Harris V. Morrissette

Director
J. Stephen Nelson

/s/ Paul D. Owens, Jr.	Director
Paul D. Owens, Jr.

/s/ Dennis A. Wallace	Director
Dennis A. Wallace

EXHIBIT INDEX

SEC Assigned Exhibit No.	Description of Exhibit

5.1	Opinion of Hand Arendall LLC regarding the legality of the securities

23.1	Consent of KPMG LLP

23.2	Consent of Hand Arendall LLC (included in Exhibit 5.1)

23.3	Consent of Dixon Hughes, PLLC

24.1	Power of Attorney (set forth on the Signature Page in Part II of this Registration Statement)

E-1